Exhibit (d)(12)

INTERIM INVESTMENT SUB-ADVISORY AGREEMENT

By and Between

RE Advisers Corporation

and

SSGA Funds Management, Inc.

INTERIM INVESTMENT SUB-ADVISORY AGREEMENT, made as of the      day of September, 2015, (“Effective Date”) by and among RE Advisers Corporation, a corporation organized and existing under the laws of Virginia (“Adviser”), and SSGA Funds Management, Inc., a corporation organized and existing under the laws of Massachusetts (“Sub-adviser”).

WHEREAS, Adviser has entered into an Investment Management Agreement dated as of June 12, 2006 (“Management Agreement”) with Homestead Funds, Inc. (“Company”), on behalf of its International Value Fund (“Fund”), which is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, Sub-adviser is engaged in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, Adviser desires to retain Sub-adviser to furnish certain investment advisory services to the Fund and Sub-adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

I.	Appointment. (A) Adviser hereby appoints Sub-adviser to provide certain investment advisory services to the Fund for the period and on the terms set forth in this Agreement, and (B) Sub-adviser hereby accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. Subject to any other written instructions of the Adviser or the Company, the Sub-adviser is hereby appointed the Adviser’s and the Company’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-adviser shall be requested by brokers, dealers, counterparties and other persons in connection with it providing investment advisory services to the Fund.

II.	Duties of Sub-adviser.

A.

Sub-adviser is hereby authorized and directed and hereby agrees to (i) furnish continuously an investment program for the Fund, and (ii) determine from time to time what investments shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested. Sub-adviser shall perform these duties subject always to (1) the overall supervision of Adviser and the Board of

Directors of the Company (the “Board”), (2) the Company’s Articles and By-laws (as defined below), as amended from time to time, (3) the stated investment objectives, policies and restrictions of the Fund as set forth in the Company’s then current Registration Statement (as defined below), (4) any additional policies or guidelines established by Adviser or the Board that have been furnished in writing to Sub-adviser, (5) applicable provisions of law, including, without limitation, all applicable provisions of the 1940 Act and the rules and regulations thereunder, and (6) the provisions of the Internal Revenue Code of 1986, as amended (“Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code), as amended from time to time. Adviser shall promptly notify Sub-adviser in writing of changes to (2), (3), or (4) above and shall consult with Sub-adviser before making any changes relating solely to the Fund’s investment objectives, policies and/or restrictions as set forth in the Registration Statement, as well as to any additional policies and/or guidelines established by Adviser or the Board that have been furnished in writing to Sub-adviser. In accordance with Section VI, Sub-Adviser shall place orders for the purchase and sale of securities and other investments for the Fund’s account and will exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions, including without limitation, management of cash balances in the Fund.

B.	Sub-adviser shall have no responsibility with respect to maintaining custody of the Fund’s assets. Sub-adviser shall affirm security transactions with central depositories and advise the custodian of the Fund (“Custodian”), as identified in the Company’s Registration Statement, or such depositories or agents as may be designated by Custodian and Adviser promptly of each purchase and sale of the Fund security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. Sub-adviser shall from time to time provide Custodian and Adviser with evidence of authority of its personnel who are authorized to give instructions to Custodian.

C.	Sub-adviser shall exercise voting rights incident to any securities held in the Fund without consultation with Adviser or the Company. Sub-adviser shall further respond to all corporate action matters incident to the securities held in the Fund; however, Sub-Adviser shall have no responsibility for filing proofs of claim on behalf of the Fund related to class actions involving assets of the Fund. Sub-adviser shall provide to Adviser and the Company the Fund’s proxy voting record as may be required to comply with all applicable regulatory disclosure and filing requirements. Additionally, on a quarterly basis, the Sub-adviser will provide the Adviser a list of any proxies voted against policy and a rationale for such votes.

D.	Sub-adviser shall timely provide such information and data as may be reasonably requested by Adviser or the Company regarding Sub-adviser’s management of the Fund’s assets, including, but not limited to, semiannual written portfolio manager commentary and analysis, portfolio holdings and positions, and country and industry diversification tables.

E.	Upon request of Custodian, Adviser and/or the Company, Sub-adviser shall provide reasonable assistance upon reasonable notice in connection with the determination of the fair value of securities in the Fund for which market quotations are not readily available. Sub-adviser shall not be responsible for valuing the Fund’s portfolio securities on a nightly basis.

F.	The Sub-adviser shall have no responsibility under this Agreement with respect to the management of assets of the Fund other than the portion of the Fund’s assets with respect to which the Sub-Adviser provides investment advice.

H.	The Sub-adviser is prohibited from consulting with any other sub-adviser of the Fund, if any, or the sub-adviser to any other investment company (or separate series of an investment company) managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1 (a) and (b) under the 1940 Act. Adviser shall provide Sub-adviser with a list of such other sub-adviser(s) prior to the effectiveness of this Agreement.

III.	Compensation. For the services provided pursuant to this Agreement, Adviser shall pay Sub-adviser an investment management fee computed as set forth in Schedule 1 attached hereto and incorporated herein by reference. The management fee shall be payable monthly in arrears to Sub-adviser on or before the 30th day of the next succeeding calendar month and shall be calculated based on the average daily net assets of the Fund during the month to which the payment relates. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

IV.	Expenses. During the term of this Agreement, Sub-adviser will bear all expenses incurred by it in the performance of its duties hereunder, other than those expenses specifically assumed by the Company hereunder. The Fund shall assume and shall pay the costs of securities and other investments (including, without limitation, brokers’ and underwriting commissions and other transaction charges, if any) chargeable to the Fund in connection with the transactions to which the Fund is a party. The Company or Adviser, as the case shall be, shall reimburse the Sub-adviser for any expenses as may be reasonably incurred by Sub-adviser at the direct request of and on behalf of the Fund or Adviser.

V.	Duties of Adviser. Adviser has furnished Sub-adviser with copies of each of the following documents and will furnish to Sub-adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

(1)	The Articles of Incorporation of the Company, as filed with the State of Maryland, as in effect on the date hereof and as amended from time to time (“Articles”);

(2)	The by-laws of the Company as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3)	Certified resolutions of the Board authorizing the appointment of Adviser and Sub-adviser and approving the form of the Management Agreement and this Agreement;

(4)	The Company’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”) relating to the Fund and its shares and all amendments thereto (“Registration Statement”);

(5)	The Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)	The Fund’s most recent prospectus (the “Prospectus”); and

(7)	Copies of reports made by the Fund to its shareholders.

Adviser shall furnish Sub-adviser with any further documents, materials or information that Sub-adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

VI.	Fund Transactions.

A.

Sub-adviser agrees that, in placing orders for the purchase or sale of securities or other investments for the Fund and selecting brokers or dealers, if any, it shall use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, Sub-adviser shall consider all factors it deems relevant, which may include, without limitation, the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, Sub-adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) provided to Sub-adviser with respect to the Fund and/or other accounts over which Sub-adviser exercises investment discretion. Sub-adviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Sub-adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of Sub-adviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). Sub-adviser shall, upon request from Adviser, provide such periodic and special reports describing any such brokerage and research services received and the incremental commissions, net price or other consideration to which they relate.

B.	In no instance will Fund securities be purchased from or sold to Sub-adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

C.	Sub-adviser may buy securities for the Fund at the same time it is selling such securities for another client account and may sell securities for the Fund at the time it is buying such securities for another client account. Without the written consent of the Adviser, Sub-adviser may not effect cross transactions between the Fund and other accounts managed by the Sub-adviser.

D.	On occasions when Sub-adviser deems the purchase or sale of a security to be in the best interest of the Company as well as other clients of Sub-adviser, Sub-adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-adviser in the manner Sub-adviser considers to be the most equitable and consistent with its fiduciary obligations to the Company and to its other clients.

VII.	Ownership of Records. Sub-adviser shall maintain all books and records required to be maintained by Sub-adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Fund. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-adviser hereby agrees (A) that all records that it maintains for the Fund are the property of the Company, (B) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Company and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (C) to surrender promptly to the Company or Adviser any records that it maintains for the Company upon request by the Company or Adviser; provided, however, Sub-adviser may retain copies of such records.

VIII.	Reports and Meetings.

A.	Sub-adviser shall timely furnish to the Board or Adviser, or both, as appropriate, such periodic reports and documentation as are required by law or that the Board or Adviser, as appropriate, may reasonably request regarding Sub-adviser’s management of the Fund’s assets, compliance with applicable laws and rules, and certification with respect to:

1.	Affiliated Brokerage Transactions
2.	Affiliated Underwritings
3.	Cross Transactions
4.	Bunched Trades
5.	Prospectus Compliance
6.	Code of Ethics
7.	Soft Dollar Usage

B.	Sub-adviser shall make available in person or, at the mutual convenience of the Board, Adviser, and Sub-adviser, by telephone or other electronic media, to the Board and to Adviser portfolios managers and other appropriate personnel of Sub-adviser involved with the management of the Fund as the Board or Adviser may reasonably request to review the investments and the investment program of the Fund and the services provided by Sub-adviser hereunder.

IX.	Services to Other Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of Sub-adviser, or any affiliated person thereof, to render investment management, corporate administrative, and other services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of Sub-adviser, who may also be a director, officer, or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. It is understood that Sub-adviser may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for the Fund. Provided Sub-adviser satisfies its fiduciary duty to the Fund, Sub-adviser is not obligated to initiate transactions for the Fund in any security that Sub-adviser, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

X.	Sub-adviser’s Use of the Services of Others. Sub-adviser may, at its cost, employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Sub-adviser or the Company or Fund, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as Sub-adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Company or the Fund, as appropriate, or in the discharge of Sub-adviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

XI.	Liability of the Parties; Indemnification. Sub-adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or Fund in connection with the matters to which this Agreement relates, except for any loss resulting from a material breach of this Agreement by the Sub-adviser or willful misfeasance, bad faith, or gross negligence in the performance by Sub-adviser of Sub-adviser’s duties on behalf of the Company or Fund or from reckless disregard by Sub-adviser of the duties of Sub-adviser pursuant to this Agreement.

Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Sub-adviser in connection with the matters to which this Agreement relates, except for any loss resulting from a material breach of this Agreement by the Adviser or willful misfeasance, bad faith, or gross negligence in the performance by Adviser of Adviser’s duties on behalf of the Company or Fund or from reckless disregard by Adviser of the duties of Adviser pursuant to this Agreement.

Sub-adviser shall indemnify Adviser and hold it harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, “Damages”) arising directly out of the performance of services by Sub-adviser hereunder to the extent such Damages result from any willful misfeasance, bad faith, gross negligence or reckless disregard of Sub-adviser’s duties hereunder.

Adviser shall indemnify Sub-adviser and hold it harmless from and against any Damages arising directly out of the performance of services by Adviser under this Agreement or the Management Agreement, in each case, to the extent such Damages result from any willful misfeasance, bad faith, gross negligence or reckless disregard of Adviser’s duties under such agreement.

Under no circumstances shall a party hereto be liable to the other party, or to any other person, for any indirect, special, incidental, consequential or punitive damages arising under or in connection with this Agreement, even if previously informed of the possibility of such damages.

XII.	Representations of Sub-adviser. Sub-adviser represents, warrants, and agrees as follows:

A.

Sub-adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Adviser of the occurrence of any event that would disqualify Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.	Sub-adviser has adopted a written code of ethics (the “Sub-adviser Code”) complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and, has provided the Adviser and the Company with a copy of the Sub-adviser Code, together with evidence of its adoption. The Sub-adviser certifies that it has adopted procedures reasonably necessary to prevent “access persons” as defined in Rule 17j-1 (“Access Persons”) from violating the Sub-adviser Code. On a quarterly basis, Sub-adviser will either: (i) certify to Adviser that Sub-adviser and its Access Persons have complied with the Sub-adviser Code with respect to the Fund, or (ii) identify any material violations of the Sub-adviser Code which have occurred with respect to the Fund. In addition, Sub-adviser will furnish at least annually to Adviser and the Board a written report that (a) describes any material issues arising under the Sub-adviser Code since the last report to the Board, including, but not limited to, information about material violations of the Sub-adviser Code with respect to the Fund and sanctions imposed in response to the material violations and (b) certifies that the Sub-adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Sub-adviser Code.

C.	Sub-adviser has provided Adviser and the Company, and Adviser and the Company acknowledge having received, a copy of Sub-adviser’s Form ADV as most recently filed with the SEC and, if not so filed, the most recent Part 2 of its Form ADV, and Sub-adviser will, promptly after filing any amendment to its Form ADV with the SEC, and, if not so filed, any amendment to Part 2 of its Form ADV, furnish a copy of such amendment to Adviser and the Company.

D.	Sub-adviser has provided Adviser and the Company, and Adviser acknowledges having received, a description or copy of Sub-adviser’s policies and procedures for voting proxies relating to client securities and information concerning how they can obtain information concerning how Sub-adviser has voted proxies relating to securities held by the Fund.

XIII.	Compliance with Applicable Regulations. Sub-adviser has established written policies and procedures that it believes are reasonably designed to prevent violations of the relevant laws and regulations by the Fund that apply to Sub-adviser as an investment adviser (certain of which will be provided upon request). Additionally, Sub-adviser acknowledges requirements to comply with Subchapter M of the Code; the provisions of the Registration Statement; the provisions of the Articles and the By-Laws of the Company, as the same may be amended from time to time; and any other applicable provisions of state or federal law.

XIV.	Term of Agreement. This Agreement shall become effective with respect to the International Value Fund on the Effective Date. This Agreement shall continue in effect for the lesser of: (i) the period beginning on the date first written above through the date of the approval of a new investment sub-advisory agreement by vote of a majority of the outstanding voting securities of the Fund; or (ii) 150 days; provided however that if shareholders fail to approve a new investment sub-advisory agreement, the Sub-adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

XV.	Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of such Fund on 60 days’ prior written notice to Sub-adviser. This Agreement may also be terminated by Adviser (i) with respect to the Fund, on 60 days’ prior written notice to Sub-adviser, without the payment of any penalty; or (ii) upon material breach by Sub-adviser of any of the representations and warranties set forth in Section XII of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach. Sub-adviser may terminate this Agreement with respect to the Fund at any time, without the payment of any penalty, on 60 days’ prior notice to Adviser. Sub-adviser may also terminate this Agreement upon material breach by Adviser of any of the representations and warranties set forth in Section XVIII and/or XIX of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach. This Agreement shall terminate automatically in the event of its “assignment”, as such term is defined in the 1940 Act, or upon termination of the Management Agreement. Any approval, amendment, or termination of this Agreement with respect to the Fund by the holders of a majority of the outstanding voting securities of such Fund shall be effective to continue, amend or terminate this Agreement with respect to any such Fund notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Fund affected thereby, and/or (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Company, unless such action shall be required by any applicable law or otherwise. Termination of this Agreement shall not affect the rights or obligations of the Adviser or the Sub-Adviser under Sections III and XI of this Agreement.

XVI.	Amendments, Waivers, etc. Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including any exhibits hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

XVII.	Notification. Sub-adviser will notify Adviser of any change in the personnel of Sub-adviser with responsibility for making investment decisions in relation to the Fund or who have been authorized to give instructions to Custodian.

XVIII.	Representations of Adviser. Adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement or the Management Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement and the Management Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement and the Investment Management Agreement with the Fund; (v) will immediately notify Sub-adviser of the occurrence of any event that would disqualify Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vi) has obtained any authorization, permission, license or other necessary property rights for the use of any benchmark, index, trade name or other copywritten material or property with respect to the management of the Fund and in connection therewith Adviser represents further that it is in compliance with all material terms of any such license agreement, it has necessary authority under any such license agreement to delegate management of the Fund, including to Sub-adviser, and it acknowledges Sub-adviser has no duties nor responsibility with respect to such license agreement.

XIX.	AML Program. Adviser represents and warrants that the Company has adopted an anti-money laundering (“AML”) program (“AML Program”) that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the “PATRIOT Act”, and together with the Bank Secrecy Act, the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC or any other applicable self-regulatory organization. Adviser further represents that the Company’s AML Program, at a minimum, (i) designates a compliance officer to administer and oversee the AML Program; (ii) provides ongoing employee training; (iii) includes an independent audit function to test the effectiveness of the AML Program; (iv) establishes internal policies, procedures, and controls that are tailored to the Company’s particular business; (v) includes a customer identification program consistent with the rules under Section 326 of the Act; (vi) provides for the filing of all necessary AML reports including, but not limited to, currency transaction reports and suspicious activity reports; (vii) provides for screening of all new and existing customers against the Office of Foreign Asset Control list and any other government list that is or becomes required under the Act; and (viii) allows for appropriate regulators to examine the Company’s AML books and records or request information about the AML Program. Adviser also represents and warrants that it will provide the officers and employees of Sub-adviser (including, but not limited to, the Chief Compliance Officer) with copies of the Company’s AML Program policies and procedures and will timely furnish to Sub-adviser such certification regarding the Company’s AML Program as Sub-adviser may reasonably request. Adviser, and not Sub-adviser, shall have sole responsibility to perform AML testing/screening of all new and existing customers consistent with the Company’s AML Program.

XX.	Market Timing. Adviser certifies that, to the best of its knowledge after reasonable inquiry, Adviser is following all internal controls, requirements, rules and regulations in connection with handling of orders for transactions in the Fund, designed to prevent and detect market timing and excessive trading, including, but not limited to, rules of the SEC as may be amended, and any applicable requirements of any self-regulatory organizations of which Adviser is a member. Adviser hereby represents and warrants that it has adopted and implemented internal controls reasonably designed to prevent and detect market timing and excessive trading within the Fund, including but not limited to preventing orders received after the time at which a Fund calculates its net asset value per share on any business day from being aggregated with orders received prior to such time, and to minimize errors that could result in late transmissions of orders. Adviser hereby represents and warrants that its controls with respect to limiting excessive trading include monitoring excessive turnover in an account. Adviser hereby agrees to provide a copy of such policies and procedures documenting such market timing and excessive trading controls to Sub-adviser upon request, and will notify Sub-adviser of any material changes to the policies or procedures in a timely manner, but no less frequently than 30 days after such changes are implemented.

XXI.	Use of Sub-adviser’s Name. The parties agree that the name of Sub-Adviser, the names of any affiliates of Sub-Adviser, and any derivative, logo, trademark, service mark and/or trade name are the valuable property of Sub-Adviser and its affiliates. Adviser and the Company shall have the right to use such name(s), derivatives, logos, trademarks, service marks and/or trade names only with the prior written approval of Sub-Adviser. This requirement shall not apply with respect to the Fund’s disclosure documents and shareholder communications.

Adviser and the Company agree that they will review with Sub-adviser any advertisement, sales literature, or notice prior to its use that makes reference to Sub-adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks and/or trade names so that Sub-adviser may review the context in which it is referred to, it being agreed that Sub-adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations.

Upon termination of this Agreement, Adviser and the Company shall forthwith cease to use Sub-adviser’s and its affiliates’ name(s), derivatives, logos, trademarks, service marks and/or trade names; however, Adviser and the Company may continue to use Sub-adviser’s name solely to the extent required in the Fund’s disclosure documents, shareholder communications, advertisements, sales literature and/or notices to refer to Sub-adviser as a prior sub-adviser to the Fund.

If Adviser or the Company makes any unauthorized use of Sub-adviser’s or its affiliates’ names, derivatives, logos, trademarks, service marks and/or trade names, the parties acknowledge that Sub-Adviser may suffer irreparable harm for which reasonable monetary damages may be inadequate and, thus, Sub-Adviser shall be entitled to injunctive relief, as well as any other remedy available under law, as decided by a court of law, regulator or arbitrator.

XXII.	Notice. All notices hereunder shall be provided in writing, by mail (as described below), facsimile or by email. Any notice to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other parties at the last address furnished by the other parties; upon receipt if sent by facsimile; or upon read receipt or reply if delivered by email:

(a) If to Adviser:

RE Advisers Corporation

4301 Wilson Boulevard

Arlington, VA

Attention: Stephen J. Kaszynski, President and CEO

(b) If to Sub-adviser:

SSGA Funds Management, Inc.

One Lincoln Street

Boston, MA 02111

Attention: Chief Compliance Officer

XXIII.	Miscellaneous.

A.	Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.	Insurance. Sub-adviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of Sub-adviser’s business activities.

C.	Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D.	Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

E.	Interpretation. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

F.	Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

RE ADVISERS CORPORATION

By:
Name:
Title:

SSGA Funds Management, Inc.

By:
Name:
Title:

Schedule 1

to

Investment Sub-Advisory Agreement

By and Between

RE Advisers Corporation

and

SSGA Funds Management, Inc.

Dated as of September    , 2015

Sub-Advisory Fees

International Value Fund - Annual Rate of 0.05% of Average Daily Net Assets